UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-15751	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3006 Northup Way, Suite 103 Bellevue, Washington 98004
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (425)-284-5200

Copies to:
Richard Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement between the Company and Andrew Sculley:

Effective as of June 1, 2011, eMagin Corporation (the “Company”) and Andrew G. Sculley, Jr. entered into an executive employment agreement (the “Employment Agreement”), pursuant to which Mr. Sculley will continue serving as the Company’s President and Chief Executive Officer.  The Employment Agreement will continue until December 31, 2013 unless it is terminated sooner pursuant to its terms.  Under the Employment Agreement, Mr. Sculley will be paid an annual salary of $384,000.   Pursuant to the Employment Agreement, the Company shall use reasonable efforts to submit a proposal to its shareholders at its next annual meeting relating to the approval of a new incentive stock plan (“Plan”). Provided that the Plan is approved by the Company’s shareholders holding the required number of shares of the Company’s voting securities (the “Approval”), within ten days of such Approval, the Company and Mr. Sculley shall enter into an agreement, which agreement shall entitle Mr. Sculley to receive a mix of stock options (the “Options”) and/or restricted shares of the Company’s Common Stock, valued at $400,000 (based on a Black Scholes valuation method for the Options and the market price on the day of the grant for the restricted stock). Within ten days of the annual meeting, provided that the Approval was obtained, the Compensation Committee or Board shall meet to determine the appropriate mix of Options and restricted shares to be awarded.  The Options shall entitle Mr. Sculley to  purchase shares of the Company’s common stock at an exercise price equal to the closing price on the date the Options are granted, which options shall vest as follows: (i) 1/3 shall vest on the 1st annual anniversary of the Employment Agreement, (ii) 1/3 shall vest on the 2nd annual anniversary of the Employment Agreement and (iii) 1/3 shall vest on December 31, 2012. The restricted shares, if any, shall have such vesting terms as may be determined by the Compensation Committee in their discretion prior to the grant.

Pursuant to the Employment Agreement, Mr. Sculley’s employment may be terminated by the Company with or without cause and he may terminate his employment for Good Reason (as defined in the Employment Agreement) and such other reasons set forth in the Employment Agreement. If Mr. Sculley’s employment agreement is terminated without cause or if he terminates it for Good Reason, then  Mr. Sculley, at the Company’s sole discretion,  shall  be entitled to the lesser of (i) the total amount of his  base salary that remains unpaid under the Employment Agreement, which shall be paid monthly or (ii)  monthly salary payments for twelve (12) months, based on his  monthly rate of base salary at the date of such termination, provided, however in lieu of the aforementioned monthly payments, the Company may in its sole  discretion pay such payments in a lump-sum. Mr. Sculley shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but have not been paid. Additionally, any non-vested options held by Mr. Sculley shall vest immediately.

If the Employment Agreement is terminated with cause or if Mr. Sculley terminates it without Good Reason then Mr. Sculley shall cease to accrue salary, personal time off, benefits and other compensation on the date of such termination.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement which is attached as an exhibit to this Amendment.

Change in Start Date of Board Appointment:

As previously reported in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on March 21, 2011,  the Board of Directors of the Company elected Jill J. Wittels to serve on its Board starting on July 1, 2011.  However, Ms. Wittels will now join the Board on August 1, 2011 and will start serving as the Board’s Chairman on that date.

Item 8.01 Other Events.

In its 10-Q for the quarter ended March 31, 2011, the Company noted that the record date for its Annual Meeting of Shareholders was August 10, 2011(the “Record Date”).  The Record Date has been changed to August 3, 2011.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Executive Employment Agreement, dated as of June 1, 2011, by and between the Company and Andrew G. Sculley, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: June 6, 2011	By:	/s/ Paul Campbell
Name: Paul Campbell
Title: Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Executive Employment Agreement, dated as of June 1, 2011, by and between the Company and Andrew G. Sculley, Jr.